Exhibit 4.20

授权委托书
Power of Attorney

本人，陈全祥，中国公民，身份证号码为140104197201180014，系拥有太原市基点商贸有限公司（“基点商贸”）90%的股权（“本人股权”）的股东，就本人股权，特此不可撤销地授权重庆禹众商业有限责任公司（“WFOE”）在本授权委托书的有效期内行使如下权利：
Chen Quanxiang, a Chinese citizen with Chinese Identification Card No.: XXX, and a holder of 90% of the entire registered capital in Taiyuan Basic Points Commerce Co., Ltd. (" Basic Points Commerce") ("My Shareholding"), hereby irrevocably authorize Chongqing Yu Zhong Commerce Co., Ltd. ("WFOE") to exercise the following rights relating to My Shareholding during the term of this Power of Attorney:

授权WFOE作为本人唯一的排他的代理人就有关本人股权的事宜全权代表本人行使包括但不限于如下的权利：1）参加基点商贸的股东会；2）行使按照法律和基点商贸章程规定本人所享有的全部股东权和股东表决权，包括但不限于出售或转让或质押或处置本人股权的全部或任何一部分；以及3）作为本人的授权代表指定和任命基点商贸的法定代表人（董事长）、董事、监事、总经理以及其他高级管理人员等。
WFOE is hereby authorized to act on behalf of myself as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including without limitation to: 1) attend shareholders' meetings of Basic Points Commerce; 2) exercise all the shareholder's rights and shareholder's voting rights I am entitled to under the laws of China and Basic Points Commerce’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of My Shareholding in part or in whole; and 3) designate and appoint on behalf of myself the legal representative (chairperson), the director, supervisor, the chief executive officer and other senior management members of Basic Points Commerce.

秘密文件 Strictly Confidential

WFOE将有权在授权范围内代表本人签署独家购买权合同（本人应要求作为合同方）中约定的转让合同，如期履行本人作为合同一方的与本授权委托书同日签署的股权质押合同和独家购买权合同，该权利的行使将不对本授权形成任何限制。
Without limiting the generality of the powers granted hereunder, WFOE shall have the power and authority under this Power of Attorney to execute the Transfer Contracts stipulated in Exclusive Option Agreement, to which I am required to be a party, on behalf of myself, and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement, both dated the date hereof, to which I am a party.

WFOE就本人股权的一切行为均视为本人的行为，签署的一切文件均视为本人签署，本人会予以承认。
All the actions associated with My Shareholding conducted by WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by WFOE shall be deemed to be executed by me.  I hereby acknowledge and ratify those actions and/or documents by WFOE.

WFOE有转委托权，可以就上述事项的办理自行再委托其他人或单位而不必事先通知本人或获得本人的同意。
WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent.

在本人为基点商贸的股东期间，本授权委托书不可撤销并持续有效，自授权委托书签署之日起算。
This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as I am a shareholder of Basic Points Commerce.

本授权委托书期间，本人特此放弃已经通过本授权委托书授权给WFOE的与本人股权有关的所有权利，不再自行行使该等权利。

秘密文件 Strictly Confidential

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to WFOE through this Power of Attorney, and shall not exercise such rights by myself.

本授权委托书以中文和英文书就，中英文版本如有冲突，应以中文版为准。
This Power of Attorney is written in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

陈全祥
Chen Quanxiang
签署：
By:

2010年7 月6 日
July 6th, 2010

秘密文件 Strictly Confidential